Exhibit (a)(1)(viii)

Letter to Executive Officers

February 27, 2004

Offer to Purchase Common Stock of Limited Brands, Inc.

NAME/ADDRESS

Dear                     :

All stockholders of Limited Brands, Inc. (“Limited Brands” or the “Company”) have been sent materials in connection with the Company’s recently announced offer to purchase up to 44,444,000 outstanding shares of the Company’s common stock, $0.50 par value per share (such shares, together with all other outstanding shares of common stock of Limited Brands, are herein referred to as the “shares”) at a price not greater than $22.50 nor less than $19.75 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 27, 2004 (the “Offer to Purchase”) and in the related Letter of Transmittal, which together constitute the tender offer. A brief description of the tender offer has also been sent to participants in the Limited Brands Savings and Retirement Plan (“SARP”) who hold Company stock in the Limited Brands, Inc. stock fund within the SARP, along with questions and answers describing how the tender offer process will work in connection with the SARP.

As a participant in the SARP you may elect to direct the SARP Trustee to “tender” (offer to sell) some or all of the shares (excluding fractional shares) that may be currently allocated to your Account in the SARP as a result of any election you may have made to invest in the Company Stock Fund. You may direct the Plan Trustee to tender your shares by following the procedures described in the tender offer materials sent to you under separate cover.

SINCE YOU ARE SUBJECT TO THE REPORTING AND LIABILITY PROVISIONS OF SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”), YOU SHOULD BE AWARE THAT A TENDER BY THE TRUSTEE OF SHARES HELD IN YOUR ACCOUNT UNDER THE SARP MAY BE SUBJECT TO SHORT-SWING PROFIT RECOVERY UNDER SECTION 16(b) OF THE EXCHANGE ACT. SUCH TENDER WILL BE SUBJECT TO SHORT-SWING PROFIT RECOVERY IF DURING THE SIX-MONTH PERIOD PRECEDING THE EXPIRATION DATE (AS DEFINED IN THE OFFER TO PURCHASE), YOU ELECTED TO MAKE AN INTRA-PLAN TRANSFER INVOLVING AN ACQUISITION OF SHARES BY THE COMPANY STOCK FUND AND SUCH INTRA-PLAN TRANSFER WAS NOT ITSELF EXEMPT FROM SHORT-SWING PROFIT RECOVERY UNDER SECTION 16(b). YOU SHOULD ALSO BE AWARE THAT EVEN IF THE TENDER OF SHARES PURSUANT TO THE TENDER OFFER IS NOT ITSELF SUBJECT TO SHORT-SWING PROFIT RECOVERY, THE TENDER OF SHARES MAY CAUSE A FUTURE INTRA-PLAN TRANSFER INVOLVING AN ACQUISITION OF SHARES BY THE COMPANY STOCK FUND TO BE SUBJECT TO SHORT-SWING PROFIT RECOVERY IF YOU ELECT TO MAKE SUCH INTRA-PLAN TRANSFER WITHIN SIX MONTHS AFTER THE EXPIRATION DATE. FOR THIS REASON, YOU WILL NOT BE PERMITTED TO MAKE AN ELECTION TO TRANSFER ANY AMOUNT INTO THE COMPANY STOCK FUND FROM ANOTHER PLAN INVESTMENT FUND FOR SIX MONTHS AFTER THE EXPIRATION DATE. YOU WILL, HOWEVER, BE PERMITTED TO ELECT TO INVEST NEW PLAN CONTRIBUTIONS IN THE COMPANY STOCK FUND DURING THIS PERIOD.

ADMINISTRATIVE COMMITTEE

Limited Brands, Inc. Savings

and Retirement Plan